UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 12, 2024

SS&C TECHNOLOGIES HOLDINGS, INC.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-34675	71-0987913
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

80 Lamberton Road, Windsor, CT	06095
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (860) 298-4500

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

☐	Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common stock, par value $0.01 per share	SSNC	The Nasdaq Global Select Market

Item 8.01. Other Events

On September 12, 2024, SS&C Technologies Holdings, Inc. (the “Company”) issued a press release announcing the execution of a definitive agreement by SS&C Technologies, Inc. (“SS&C”), a direct, wholly-owned subsidiary of the Company, to acquire Battea – Class Action Services, LLC (the “Acquisition”). The Company intends for SS&C to borrow, subject to market and other conditions, up to $650 million in aggregate principal amount of incremental term A loans (the “Loans”) under its existing amended and restated credit agreement, dated April 16, 2018 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time), by and among the Company, SS&C, the other loan parties from time to time party thereto and the financial institutions from time to time party thereto as agents, lenders or issuing banks. The Company has engaged one or more financial institutions to arrange the Loans on an uncommitted basis. The Company intends to use the net proceeds of the Loans, together with cash on hand, to pay for the Acquisition and fees, costs and expenses related thereto and to the incurrence of the Loans. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated by reference into this Item 8.01.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits

99.1	Press Release, issued by the Company on September 12, 2024.
104	The cover page from this Current Report on Form 8-K, formatted in Inline XBRL

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 12, 2024

SS&C TECHNOLOGIES HOLDINGS, INC.

By:	/s/ Brian N. Schell
Brian N. Schell
Executive Vice President and Chief Financial Officer